Exhibit 99.1

Press Release:

BIO-LOGIC REPORTS FIRST QUARTER FISCAL 2005 EPS OF $0.03

Hearing Diagnostics and Sleep Systems Sales Grow

Cash Builds to $13.6 Million

MUNDELEIN, IL, THURSDAY, JULY 8, 2004 – Bio-logic Systems Corp. (Nasdaq: BLSC), a designer and marketer of computerized medical electro-diagnostic equipment and disposables, today reported financial results for the first quarter ended May 31, 2004. The company recorded strong domestic hearing sales growth and continued growth in cash balances.

First Quarter Results

Net sales for the first quarter ended May 31, 2004 decreased one percent to $6.25 million, compared with $6.32 million for the same quarter a year ago. Gross profit margin was 67.1 percent compared to 67.2 percent for the same period of the prior fiscal year. Total selling, general and administrative expense (SG&A) for the quarter increased $194,000 to $3.0 million, or 49 percent of net sales, compared to $2.9 million, or 45 percent of net sales, for the first quarter of fiscal 2004, due to increases in commission expenses associated with sales mix changes, selling and marketing programs related to new product introductions, higher levels of professional service expenses, and increased state franchise and unemployment taxes. Research and development expense (R&D) of $1.0 million for the quarter was unchanged compared with the first quarter of fiscal 2004 and remained at 16.0 percent of net sales. Operating income for the quarter was $136,000, compared to $379,000 for the same quarter last fiscal year. Net income for the quarter was $114,000, or $0.03 per diluted share, compared to $274,000, or $0.06 per diluted share, in the first quarter of fiscal 2004.

The company had $13.6 million in cash and cash equivalents at May 31, 2004, an increase of $0.8 million from February 29, 2004. Book value per share at May 31, 2004 was $4.89, up from $4.50 one year ago.

Roderick G. Johnson, president and chief operating officer, commenting on the quarter’s results stated, “Although sales for this quarter were essentially at the same level as the first quarter of fiscal 2004, we did experience some changes in our product mix. Our Navigator® Pro diagnostic products featuring M.A.S.T.E.R™ and AEP (Auditory Evoked Potential) software showed the most growth of our electro-diagnostic products and systems over the prior year’s quarter, both domestically and internationally. We were also pleased with the progress made in our sleep monitoring systems sales growth in our domestic market. These increases were offset by declines in our hearing screening systems, due to a maturing hospital screening market, and in our EEG products. International sales experienced a slow start, but we expect growth to return during the remainder of the year. Our supplies, service, warranty and repair sales as a percent of total sales grew slightly this quarter to 30 percent, compared to 29 percent for the first quarter last year.

“We experienced higher levels of SG&A than usual in the quarter, as we prepared to launch our new HALO disposable product and addressed corporate compliance requirements promulgated by the SEC. We also continued to invest significant resources in R&D to provide a competitive product offering to our customers.”

Looking Forward

Johnson continued, “Our Navigator Pro diagnostic products with M.A.S.T.E.R and the new AEP continue to gain strong acceptance by audiologists as products of choice throughout the world. Also, five leading universities in the audiology field have joined the advisory panel for our A.C.E. (Audiological Centers for Excellence) educational marketing initiative that will present programs to educate audiologists on new technologies.

“We are excited about the release of our new patent pending HALO Ear Muffin™, a product designed for use with our ABaer® M.A.S.T.E.R systems, as well as to compete directly with the Natus® ALGO® Flexicoupler™ disposable. The HALO has a unique dual-wall design and a more baby-friendly adhesive. We began shipping the HALO in

May, and have received positive responses from domestic users of our systems, as well as from those customers who use the HALO on our competitor’s systems. We have also received a few large HALO orders from international customers.

“In our neurology and sleep monitoring products, we introduced the new Vision™ software for EEG, long-term monitoring and sleep analysis. We began shipping Vision in June, and are hopeful that this will assist us in achieving our neurology and sleep monitoring system sales goals in the second quarter and beyond.

“We are proud that Fortune Small Business magazine recently recognized Bio-logic as one of the top 100 fastest growing small businesses in the US based on growth of EPS, sales and shareholder value over three years. This is great recognition for our team and a wonderful acknowledgement of the faith our customers place in us every day as we celebrate the 25th anniversary year of our company’s formation,” concluded Johnson.

About Bio-logic

Bio-logic Systems Corp., headquartered in Mundelein, IL, designs, develops, assembles and markets computer-based electro-diagnostic systems and related disposables for use by hospitals, clinics, school districts, universities and physicians. The systems conduct tests that are typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain disorders and tumors and sensory disorders, including audiological and hearing screening and diagnosis.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including statements under the caption “Looking Forward,” that reflect management’s current expectations about Bio-logic’s future results, performance, prospects and opportunities. Management has attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “could,” “should” or similar expressions, but these words are not the exclusive way of identifying these statements. These forward-looking statements are based on information currently available to management and are subject to a number of risks, uncertainties and other factors that could cause Bio-logic’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include general economic and business conditions, turnover in Bio-logic’s sales force, lack of acceptance of new technology by clinicians and other healthcare professionals, the results of research and development efforts, technological changes, competition, potential changes in regulation by the FDA, costs relating to manufacturing of products, the timing of customer orders, the ability of certain suppliers to meet requirements, and other factors detailed from time to time in Bio-logic’s filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, Bio-logic undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

Financial Table Follows…

Bio-logic Systems Corp. and Subsidiaries

Consolidated Statement of Operations

Unaudited

In Thousands, Except for Per Share Data

	Three Months Ended May 31,
	2004	2003
NET SALES	$6,251	$6,319

COST OF SALES	2,059	2,074

Gross Profit	4,192	4,245

OPERATING EXPENSES:
Selling, general & administrative	3,048	2,854
Research & development	1,008	1,012

Total operating expenses	4,056	3,866

OPERATING INCOME	136	379

OTHER INCOME (EXPENSE):
Interest income	31	16
Interest expense	(7)	—
Miscellaneous	—	2

Total other income	24	18

INCOME BEFORE INCOME TAXES	160	397

PROVISION FOR INCOME TAXES	46	123

NET INCOME	$114	$274

RETAINED EARNINGS, BEGINNING OF PERIOD	15,444	13,562

RETAINED EARNINGS, END OF PERIOD	$15,558	$13,836

EARNINGS PER SHARE:

Basic	$0.03	$0.07

Diluted	$0.03	$0.06

BASIC SHARES OUTSTANDING	4,256,151	4,197,856

DILUTED SHARES OUTSTANDING	4,552,310	4,383,016

SELECTED BALANCE SHEET DATA

	As of May 31, 2004	As of February 29, 2004
Cash and cash equivalents	$13,618	$12,750
Current assets	22,511	22,955
Total assets	26,777	27,194
Current liabilities	5,667	6,243
Long-term obligations	—	—
Shareholders’ equity	20,438	20,279